Subscription Agreement

This subscription agreement and its appendices (collectively, the “Subscription Agreement”) must be read carefully, completed by the Subscriber and his/her financial advisor or registered representative (together “Financial Advisor” or “FA”), and submitted, along with the full subscription amount, at least two (2) business days prior to the close of the subscription period in order for the Subscriber’s subscription to be processed. For timely approval and execution, please ensure all sections have been completed and signed properly.

Subscribers should retain a copy of this Subscription Agreement for their records.

If you have any questions about how to complete this Subscription Agreement, please contact your Financial Advisor. Subscription Agreement Signature Pages may only be completed by the Subscriber, who has received the related offering materials for AOG Institutional Fund (the “Fund”). ALL SUBSCRIPTIONS ARE SUBJECT TO ACCEPTANCE BY THE FUND IN ITS SOLE DISCRETION.

1. INTRODUCTION

This Subscription Agreement relates to your subscription to the Fund.

Only the Fund, for which you have requested and recently received offering materials, is available for investment through these Signature Pages. All information that must be provided in order to subscribe to the Fund is included in Subscription Agreement.

An investment in the Fund is suitable only for sophisticated investors who are each an Eligible Investor, as determined by the applicable Financial Advisor pursuant to regulatory requirements and who accept the substantial risks associated with such an investment. The risks associated with an investment in the Fund are described in the Prospectus. Unless otherwise defined, capitalized terms used herein are used as defined in the Prospectus.

By submitting these Signature Pages, in connection with a subscription to the Fund, the Subscriber hereby: (1) agrees that he, she or it has received and read the Fund’s Prospectus prior to deciding whether to invest in the Fund, and (2) affirms all of the representations, warranties, agreements, acknowledgments, and undertakings set forth in this Subscription Agreement (including Appendix B).

Investors participating in the Fund through both taxable and tax-exempt accounts must submit separate Signature Pages for each such account.

2. SUBSCRIPTION AMOUNT

Amount of Subscription*:
State of Sale:
☐ Initial Subscription ☐ Additional Subscription
* Minimum Initial Investment is $25,000 and Additional Investment is $5,000

* Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

3. ACCOUNT TYPE (Check ONE box only)

☐ Individual (If applicable, attach TOD form)	☐ S-Corporation[2]	☐	401K
☐ Joint Tenant[1] (If applicable, attach TOD form)	☐ C-Corporation[2]	☐	Traditional (Individual) IRA
☐ Tenants in Common[1]	☐ Partnership[2]	☐	Simple IRA
☐ Community Property[1]	☐ Pension Plan[2]	☐	SEP IRA
☐ Trust[2,3]	☐ Profit Sharing Plan[2]	☐	ROTH IRA
☐ Limited Liability Company[2]	☐ KEOGH Plan[2]	☐	Beneficial IRA as Beneficiary for:
☐ Other[2]
(Name of Deceased Owner)

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

4. ACCOUNT INFORMATION (SSN OR TIN REQUIRED)

Investor/Trustee 1 Name

SSN/TIN	DOB

Investor/Trustee 2 Name

SSN/TIN	DOB

Please complete field below for how investment should be registered:

Account Registration

Taxable ID

Legal Address	City

State	Zip Code

Mailing Address	City

State	Zip Code

Phone (Day)	Phone (Evening)

E-mail

☐ US Citizen	☐ US Citizen residing outside the US	☐ Other, provide info here:

A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN.

CONSENT TO ELECTRONIC DELIVERY OF DOCUMENTS

Consent. By providing your email address above, you are giving us your informed consent to email delivery of all notices, disclosures, regulatory communications, tender offers and other information and records regarding your investment in the Fund (“Communications”).

Risks and Costs. You acknowledge that the internet is not a secure network and that communications transmitted over the internet may be accessed by unauthorized or unintended third parties. Emails on rare occasions may fail to transmit properly. We do not charge any fees for sending Communications electronically. You acknowledge that you must bear any costs associated with accessing email, such as charges from internet access providers.

Duration of Consent. Your consent will remain in effect until you revoke it. You understand that it may take up to ten (10) business days to process a revocation of consent to electronic delivery, and you may receive electronic notifications in the interim. If your consent is revoked, we will provide Communications to you through non-electronic means.

Valid Email Address. You certify that the email address provided to us is your valid email address. You agree to maintain that email address and to continue to have access to the internet. If your email address changes from the one provided to us, you agree to immediately notify us of the new email address.

Notifications and Support. To revoke your consent or notify us of a change of your email address, or if you are unable to access any Communication, please contact us at (855-924-2454).

5. CUSTODIAN/THIRD PARTY ADMINISTRATOR INFORMATION

Custodian/Administrator Name

Custodian/Administrator Address 1

Custodian/Administrator Address 2

Custodian/Administrator City	State	Zip Code

Custodian/Administrator Phone No.

Custodian/Administrator Tax ID

Investor’s Account No. with Custodian/Administrator

By executing this Subscription Agreement, the Custodian/Administrator certifies to the Fund that the shares purchased pursuant to this Subscription Agreement are held for the benefit of the investor named in section 4 of this Subscription Agreement (the “Beneficial Owner”). The Custodian/Administrator agrees to notify the Fund promptly, but in any event within 30 days of any change in the names of the Beneficial Owner or the number of shares for which the Custodian/Administrator holds shares. The Custodian/Administrator confirms that the Fund is entitled to rely on these representations for purposes of determining the shareholders entitled to notice of or to vote at each annual or special meeting of shareholders of the Fund until delivery by the Custodian/Administrator to the Fund of a written statement revoking such representations (provided, however, that any such revocation delivered after the record date or the closing of the share transfer books of the Fund in respect of any annual or special meeting of shareholders, but on or prior to the date of such annual or special meeting of shareholders shall not be effective until after the holding of such annual or special meeting of shareholders of the Fund). Each Beneficial Owner (and not the Custodian/Administrator) will then be deemed the holder of record for the shares of beneficial interest for purposes of determining the shareholders holding shares of beneficial interest entitled to notice of or to vote at each annual or special meetings of shareholders.

AOG Institutional Fund - SUBSCRIPTION AGREEMENT

6. DISTRIBUTION OPTIONS

Please choose one of the following options.

Note: If a selection is not made, the Distribution Reinvestment Plan option, will be selected for the subscriber.

☐	Distribution Reinvestment Plan - I prefer to participate in the Fund’s Distribution Reinvestment Plan, as described by the Prospectus.

☐	Check - Send distributions to Investor’s address of record (not available without custodial approval, if applicable).

☐	Direct Deposit (Attach Voided Check) - I authorize AOG Institutional Fund or its agent (collectively, “AOG Institutional Fund” or “Fund”) to deposit my distributions in the account below (checking or savings only). This authority will remain in force until I notify the fund in writing to cancel it. If the Fund deposits funds erroneously into my account, the Fund is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	☐ Checking	☐ Savings

ABA/Routing No.	Account No.

☐	Third Party - Send distributions via check to alternate payee/custodian listed below (custodial approval, if applicable).

Name

Address

City	State	Zip Code

Account No.

7. FINANCIAL ADVISOR INFORMATION

Advisor Name	Rep. No.

Advisor’s Company Name	Branch ID

Advisor’s Address

Advisor’s City	State	Zip Code

Advisor’s Phone No.	Fax No.

Advisor’s E-mail Address

REGISTERED INVESTMENT ADVISER (RIA): All sales of shares of beneficial interest must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Broker-Dealer, if applicable; (ii) a Registered Representative of a Broker-Dealer that is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker-Dealer.

8. SUBSCRIBER REPRESENTATIONS: Fund specific investor questions and suitability.

_______ Initial	1. By checking this box, the Subscriber certifies that he, she, or it has received and read the Prospectus and this Subscription Agreement (including Appendix B) of AOG Institutional Fund and agrees to be bound by the terms and conditions of each. The Subscriber certifies that he, she, or it has the authority and legal capacity to make this purchase and that he or she is of legal age, if applicable, in his or her state of residence.

_______ Initial	2. By checking this box, the Subscriber confirms that the contact information inserted above and on file with his/her Financial Advisor is true and correct.

_______ Initial	3. By checking this box, the Subscriber confirms he, she or it understands that the Fund’s shares are not insured by the Federal Deposit Insurance Corporation or any other government agency; and the shares are subject to investment risks, including the possible loss of the full amount invested.

_______ Initial	4. The Subscriber understands that an investment in the Fund is speculative, illiquid, and long-term, and does not constitute a complete investment program. The Subscriber confirms that the Subscriber has (either alone or with the Subscriber’s advisors (including Financial Advisor), if any) sufficient knowledge and expertise to be able to evaluate the merits and risks of investing in the Fund. The Subscriber has considered the speculative and illiquid nature of an investment in the Fund understands an investment in the Fund is only suitable, if at all, for a limited portion of the risk segment of the Subscriber’s overall portfolio and is willing to bear the risks of such an investment, including the risk of total loss.

_______ Initial	5. I, the Subscriber, am an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), as adopted by the Securities and Exchange Commission (the “SEC”). The Subscriber has completed this Subscription Agreement to indicate the basis upon which the Subscriber qualifies as an accredited investor.

AOG Institutional Fund - SUBSCRIPTION AGREEMENT

9. INTERNAL REVENUE CODE CERTIFICATION

As required by federal law and under penalty of perjury, the Subscriber hereby represents, warrants and certifies as follows:

1.	The Subscriber certifies that the Social Security/Taxpayer ID Number set forth in this document is the true, correct and complete Social Security/Taxpayer ID Number of the Subscriber.

2.	The Subscriber is a “United States Person” (as defined in Section 7701(a)(30) of the Code) including a U.S. resident alien.

3.	Unless the box below is checked, the Subscriber certifies that Subscriber is not subject to backup withholding because: (a) the Subscriber is exempt from backup withholding, or (b) the Subscriber has not been notified by the Internal Revenue Service (IRS) that the Subscriber is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified the Subscriber that the Subscriber is no longer subject to backup withholding. If the Subscriber has been notified by the IRS that the Subscriber is currently subject to backup withholding because the Subscriber has failed to report all interest and dividends on the Subscriber’s tax return, please check the box below.

☐	Check here if you are subject to backup withholding, Please attach a copy of the withholding notice.

4.	The FATCA code(s) entered on this form (if any) indicating that the Subscriber is exempt from FATCA reporting is correct. Exemption from FATCA reporting code (if any): ______________________________________________________

By executing this Subscription Agreement, the Subscriber certifies items 1-4 above, and agrees to notify his/her Financial Advisor and the Fund within 30 days of any change in the information set forth above.

10. COST BASIS ELECTION

For us to determine the gain or loss when you redeem shares, the Fund must determine the “cost basis” for those shares. The cost basis is the value of each share at the time you acquired it. The law requires the Fund to select a default method to determine your cost basis.

The Fund has decided to use what is known as the Average Cost method. Under this method, the Fund will calculate the total cost of all shares in your account and divide that cost by the total shares in your account; this will determine the cost basis for the shares that you are redeeming. Please note that you can select a different method below if you would prefer it.

Note: IRS Regulations do not permit you to change the method used to determine the cost basis of a settled trade.

The Fund’s default cost basis calculation method is Average Cost (if this is acceptable no selection is necessary, please move to Item 12). I choose a method other than Average Cost:

☐	FIFO — First In, First Out (the Fund will redeem the oldest available shares first, using their cost basis to determine the gains or losses you incur on the redemption.)

☐	Specific Identification (When you redeem shares, you must tell the Fund which shares you are selling; your gain or loss will vary based on the shares you select.)

11. IMPORTANT NOTICE: THE USA PATRIOT ACT

To fight the funding of terrorist activity and money laundering, the Fund, Distributor, or other selling agent, like other financial institutions, is required by law to obtain, verify, and record information that identifies each person who opens an account, including legal persons such as corporations and partnerships. When an account is opened, you will be asked for information to identify the person opening the account and in some cases the persons controlling the account. You may also be asked for identifying corporate documentation. Such information, like all customer information, is confidential as required by law. The Subscriber hereby specifically confirms and acknowledges its representations relating to anti-money laundering contained in this Subscription Agreement (including Appendix B).

12. SIGNATURES

By executing and submitting these Signature Pages, the Subscriber represents that: (a) if an individual, the Subscriber is at least 21 years old and legally competent; (b) if an Entity, (i) the Subscriber has been duly formed, is validly existing and is in good standing under the laws of the jurisdiction of its formation with full power and authority to enter into the transactions contemplated by the Fund’s current Prospectus, including the purchase of shares; (ii) based upon a review of the Subscriber’s constitutional documents and/or based on consultation with counsel or advisors, the Subscriber is authorized to invest in the Fund; and (iii) the Signatory has been authorized by the Subscriber to execute and deliver these Signature Pages completed by the Subscriber; (c) the Subscriber has received and read the Fund’s current Prospectus; (d) the Subscriber has received, read, understood, and agrees to each and every term of this Subscription Agreement (including Appendix B); (e) this Subscription Agreement has been or will be duly and validly authorized, executed and delivered by the Subscriber; and (f) this Subscription Agreement submitted by or on behalf of the Subscriber of the Fund constitute or will constitute valid, binding and enforceable agreements of the Subscriber, however, this Subscription Agreement can be revoked prior to its acceptance by the Fund. Subscriber further acknowledges:

●	Shares are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom and subject to the restrictions described herein.

●	Shares will not be listed on a public exchange. Investors will be able to submit their shares during periodic repurchase offers made available by the Fund.

●	The amount of distributions that the Fund may pay, if any, is uncertain.

●	The Feeder Funds may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Feeder Funds’ performance, such as borrowings and amounts from the Feeder Funds’ affiliates that are subject to repayment by investors.

●	An investment in a Fund may not be suitable for investors who may need the money they invest in a specified time-frame.

●	Entities in which the Fund may invest, such as REITs and certain partnerships, may not provide complete and final tax information to the Fund until after the Fund issues the IRS Form 1099-DIV to shareholders. See “U.S. Federal Income Tax Matters.”

AOG Institutional Fund - SUBSCRIPTION AGREEMENT

If Fund shares are being purchased on behalf of an Investment Company (as that term is defined under the Investment Company Act of 1940, as amended (“the 1940 Act”), including investment companies that are not required to register under the 1940 Act pursuant to section 3(c)(1) or 3(c) (7) exemptions), I hereby certify that said Investment Company will limit its ownership to 3% or less of the Fund’s outstanding shares.

By submitting these Signature Pages, the Subscriber hereby makes and affirms all of the representations, warranties, agreements, acknowledgements and undertakings set forth in this Subscription Agreement (including Appendix B).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

Signature of Investor	Date	Signature of Joint Investor or, for Custodial Held Accounts, of Custodian or Administrator	Date

Print Name and Title if an Entity		Print Name and Title if an Entity

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

Financial Advisor Attestations: FA Must Sign below

The undersigned Financial Advisor hereby certifies that (please check all that apply):

☐	Financial Advisor has a substantial preexisting client relationship with the Subscriber and the Financial Advisor has had substantive discussions with the Subscriber regarding the Subscriber’s financial situation, investment objectives and risk tolerance.

☐	Financial Advisor has provided the Subscriber with the Fund’s current Prospectus and has had substantive discussions with the Subscriber regarding the speculative nature of the Fund, its investment strategies and risks, and the illiquidity of an investment in the Fund.

☐	Financial Advisor has reasonable belief that all the representations made by the Subscriber in this Subscription Agreement (including Appendix B) are true and correct.

☐	Based on information obtained from the Subscriber regarding the Subscriber’s investment objectives, other investments, financial situation and needs, Financial Advisor believes that an investment in the Fund is suitable for the Subscriber.

Signature of Financial Advisor	Date	Branch Manager Signature (If required by Broker/Dealer)	Date

FINANCIAL ADVISORS: PLEASE ENSURE ALL FIELDS ARE COMPLETE PRIOR TO SUBMITTING THIS DOCUMENT. PLEASE INCLUDE ANY NECESSARY ENTITY INFORMATION AS LISTED IN THE ATTACHED APPENDIX.

NOTE: Application and funding must be received and in good order at least two business days prior to the end of the month to be processed for the current month.

Subscription Agreement signature pages and any other investor information may be completed via DocuSign or may be sent to:

Regular Mail*	Overnight Delivery*

AOG Institutional Fund	AOG Institutional Fund
c/o Ultimus Fund Solutions	c/o Ultimus Fund Solutions
PO Box 541150	4221 N. 203rd Street, Ste 100
Omaha, NE 68154	Elkhorn, NE 68022
Secure Fax:
402-963-9094
Email:
GeminiNE-TAAccountServices@ultimusfundsolutions.com

Payments may be wired to:

First National Bank of Omaha Escrow Agent For AOG Institutional Fund
Account #: 731942042
ABA No: 104000016

*	Custodial accounts must be sent to the custodian for review and acceptance. After acceptance, custodian will forward to Ultimus Fund Solutions for processing.

AOG Institutional Fund - SUBSCRIPTION AGREEMENT

13. APPENDIX A

Necessary Entity Information and Subscription Requirements:

Corporations:

Certificate/Articles of Incorporation Copy of By-laws Names of Board of Directors and/or Senior Executives Copy of Authorized Signatory List Names of Shareholders that own 25% or more of the corporation and signed organizational documents Copy of government-issued business license

Foreign Corporations:

Memorandum and Articles of Association Names of Board of Directors and/or Senior Executives Copy of Authorized Signatory List Names of Shareholders that own 25% or more of the corporation and signed organizational documents

Limited Liability Companies:

Signed copy of the Operating Agreement Copy of the Certificate of Formation Names of members owning 25% or more of the equity interest and signed organizational documents

Pension/Profit Sharing Plans:

Names of Beneficiaries: if # exceeds 10, obtain names of individuals making investment decisions Signed copy of Plan document and Trust Agreement Current authorized signatory list (if signatory is an entity)

Estates:

Copy of Death Certificate Letters Testamentary or Letter of Administration Letter of Instructions from Executor Copy of the Will Proof of Identity of the Executor

Foundations/Endowments (or other Tax-Exempt Entities):

Names of individuals making investment decisions Copy of signed organizational documents Current Authorized Signatory List

Partnerships or Limited Partnerships:

Names of General Partner(s) and Limited Partner(s) Copy of Certificate of Partnership or LP Copy of signed organizational documents for each entity that is a GP or LP

Trusts:

A copy of the title page, authorized individual page and signature page of the Trust Agreement

14. APPENDIX B - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

The Subscriber named in this Subscription Agreement desires to subscribe for and purchase shares of the Fund (“Shares”). The Shares will be issued in the manner and subject to the terms and conditions set forth in this Subscription Agreement as well as in the Prospectus and the Fund’s governing documents. Unless otherwise defined, capitalized terms used herein are used as defined in the Prospectus.

In furtherance of the foregoing, and in order to induce the Fund to accept the Subscriber’s subscription, the Subscriber agrees as follows:

1.         Subject to the acceptance of this subscription application by the Fund, the Subscriber, directly or through its undersigned nominee, hereby irrevocably offers to subscribe for and agrees to purchase Shares for the total subscription and commitment amount indicated in this Subscription Agreement which shall become contractually binding upon acceptance by the Fund in its sole discretion.

2.         The Subscriber represents, warrants, and covenants to the Fund that:

(A)        If a corporation or other entity, the Subscriber (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and was not formed for the specific purpose of acquiring the Shares, (ii) has full power and authority to enter into and perform this Subscription Agreement, (iii) is bound and obligated by this Subscription Agreement and the Fund’s governing documents, which are valid and enforceable against it in accordance with their respective terms, and (iv) has authorized, by all necessary corporate or other action, the execution, delivery, and performance of this Subscription Agreement, the terms of which will not violate any contract, restriction, or commitment of, or applicable to, the Subscriber or any of its affiliates, or, to the best of the Subscriber’s knowledge, any applicable law or government regulation.

(B)       The Shares were not offered to the Subscriber by any means of general solicitation or general advertising. In that regard, the Subscriber is not subscribing for the Shares: (a) as a result of or subsequent to becoming aware of any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, generally available electronic communication, broadcast over television or radio or generally available to the public on the Internet or Worldwide Web; (b) as a result of or subsequent to attendance at a seminar or meeting called by any of the means set forth in (a); or (c) as a result of or subsequent to any solicitations by a person not previously known to the Subscriber in connection with investment in securities generally.

(C)        It (or the person making the investment decision on behalf of the Subscriber) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment.

(D)        It has received a copy of, read, and understands the Prospectus and understands that there are substantial risks involved in an investment in the Fund. It also has had an opportunity to review the Fund’s governing documents and has had an opportunity to ask questions of and receive answers from Alpha Omega Group, Inc. dba AOG Wealth Management (the “Investment Manager”) concerning the Fund and the terms and conditions of this offering, and to obtain such additional information as it considers necessary to evaluate appropriately an investment in the Fund. It acknowledges that the Fund’s legal counsel does not represent the Subscriber with respect to the Subscriber’s investment in the Fund or the on-going operations of the Fund, and the Subscriber has been advised to consult Subscriber’s own counsel.

(E)        It realizes that because of the inherently speculative nature of an investment program of the kind engaged in by the Fund (as described in the Prospectus), the results of the Fund’s operations may be expected to vary from month-to-month and from period-to- period and generally will involve a high degree of financial and market risk that can result in a complete loss of its investment in the Fund. Its acquisition of the Shares is based upon its own analysis of the benefits to it of an investment in the Fund; it is and will be able to bear the economic risk of its investment in the Shares for an indefinite period of time, and its investment in the Fund will not affect adversely its overall need for diversification and liquidity.

(F)       All legal and tax advice, registrations, declarations, or filings with, or licenses, approvals, or authorizations of, any legislative body, governmental department or other governmental authority, necessary or appropriate in connection with its investment in the Fund, have been obtained or complied with, as applicable.

(G)       It understands that investors must be willing to entrust all aspects of the Fund’s management to the Investment Manager.

(H)       It understands (i) the investment objective, strategies, and policies of the Fund in which it is seeking to invest and (ii) the method of compensating the Investment Manager.

(I)         It understands that except for certain rights to withdraw from the Fund provided in the Prospectus, the Subscriber will be unable to liquidate its investment in the case of an emergency. In view of such facts, it acknowledges that the Subscriber has adequate means of providing for its current needs, anticipated future needs, and possible contingencies. It also understands that the Subscriber generally may not assign its Shares without the consent of the Fund.

(J)        It understands that no state or other governmental authority has made any finding or determination relating to the fairness or wisdom of an investment in the Fund.

(K)        It represents that all evidence of identity provided is genuine and all related information furnished is accurate. The Subscriber agrees to provide any information deemed necessary by the Fund to comply with applicable anti-money laundering and anti- terrorist financing programs and related responsibilities.

(L)        (i) It represents that the Subscriber is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), as adopted by the Securities and Exchange Commission (the “SEC”). The Subscriber has completed this Subscription Agreement to indicate the basis upon which the Subscriber qualifies as an accredited investor.

(ii)        It represents that the amounts contributed by the Subscriber to the Fund are not and shall not be directly or indirectly derived from activities that may contravene federal, state, or international laws and regulations, including anti-money laundering laws and regulations.

(iii)       As applicable, it represents that the Subscriber is acquiring the Shares for its own account, risk and beneficial interest, and:

●	is not acting as agent, representative, intermediary/nominee or in any similar capacity for any other person;

●	no other person will have a beneficial or economic interest in the Shares; and

●	does not have any intention or obligation to sell, distribute, assign or transfer all or a portion of the Shares to any other person.

(iv)        As applicable and if indicated in this Subscription Agreement, the Subscriber is an investor intermediary investing in its own name on behalf of other investors, which, for these purposes, may include, without limitation, an introducing firm, an asset aggregator, a nominee or a fund of funds (each, an “Intermediary”); and

●	is subscribing for Shares as a record owner in its capacity as agent / representative / nominee on behalf of one or more investors (“Underlying Investors”), and agrees that the representations, warranties and covenants made in this Subscription Agreement are made by it on behalf of itself and each Underlying Investor;

●	The Intermediary (i) has all requisite power and authority from the Underlying Investors to execute and perform the obligations under the Subscription Agreement; (ii) has carried out investor identification procedures with regard to all Underlying Investors, to the extent it is required to do so by applicable law (including verifying that none of the Underlying Investors is a “prohibited investor” ); and (iii) has established the identity of all Underlying Investors, holds evidence of such identities, and will make such information available to the Fund upon request.

The Subscriber agrees to promptly notify the Fund should the Subscriber become aware of any change in the information set forth in these representations. The Subscriber further agrees to provide any information deemed necessary by the Fund to comply with applicable anti-money laundering and anti-terrorist financing program and related responsibilities. In the event of delay or failure by the Subscriber to produce any information requested in this Subscription Agreement or required for verification purposes, the Fund may refuse to accept the subscription and the funds will be wired back to the Subscriber without interest. The Subscriber is advised and hereby acknowledges and understands that, by law, the Fund may be required to disclose the Subscriber’s identity to regulatory authorities.

(M)       (i)         It represents and warrants to the Fund that, to the best of its knowledge, none of: (1) the Subscriber; (2) any person controlling or controlled by the Subscriber; (3) if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or (4) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure as such terms are defined in the footnotes below. If you are unable to make this representation, please contact the Fund for further instructions.

(ii)        If the Subscriber is a non-U.S. banking institution (a “Foreign Bank”) or if the Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, it represents and warrants to the Fund that:

(1)        The Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities;

(2)        the Foreign Bank employs one or more individuals on a full-time basis;

(3)        the Foreign Bank maintains operating records related to its banking activities;

(4)        the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and

(5)        the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(iii)        It is not resident in or organized or chartered under the laws of a jurisdiction that has been designated by the Secretary of the U.S. Treasury under Sections 311 and 312 of the USA PATRIOT ACT as warranting special measures due to primary money laundering concerns.

(iv)        The Subscriber further represents and warrants that, to the best of its knowledge, none of: (i) the Subscriber; (ii) any person controlling or controlled by the Subscriber; (iii) if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or (iv) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”). The Subscriber acknowledges that if the Subscriber is, or the Fund believes that the Subscriber is, a prohibited investor, the Fund may be obligated to freeze its investment, either by prohibiting additional investments, declining any withdrawal requests and/or segregating the assets constituting the investment in accordance with applicable regulations, or its investment may be immediately withdrawn by the Fund, and it shall have no claim against the Fund or any of its affiliates for any form of damages as a result of any of the aforementioned actions.

(N)        The Subscriber represents that he, she, or it is not a “FOIA Person,” and agrees that he, she or it will immediately notify the Fund in the event he, she or it is or otherwise becomes a FOIA Person at any time during the term of the Fund. “FOIA Person” means (a) a person that is directly or indirectly subject to either Section 552(a) of Title 5, United States Code (commonly known as the “Freedom of

Information Act”) or any similar federal, state, county or municipal public disclosure law, whether foreign or domestic; (b) a person that is subject, by regulation, contract or otherwise, to disclose Fund information to a trading exchange or other market where interests in such Subscriber are sold or traded, whether foreign or domestic; (c) a pension fund or retirement system for a government entity, whether foreign or domestic; (d) a person who, by virtue of such person’s (or any of its Affiliate’s) current or proposed involvement in government office, is required to or will likely be required to disclose Fund information to a governmental body, agency or committee (including, without limitation, any disclosures required in accordance with the Ethics in Government Act of 1978, as amended, and any rules and regulations of any executive, legislative or judiciary organization), whether foreign or domestic; (e) an agent, nominee, fiduciary, custodian or trustee for any person described in clauses (a) through (d) and (f) of this paragraph if Fund information provided to or disclosed to the Subscriber by the Fund could at any time become available to such person described in clauses (a) through (d) or (f) of this Section 2(N); or (f) a person that is itself an investment fund or other entity that has any person described in clauses (a) through (e) of this Section 2(N) as a partner, member or other beneficial owner if Fund information provided to or disclosed to the Subscriber by or on behalf of the Fund could at any time become available to such person.

(O)        The Subscriber acknowledges, or if the Subscriber is acting as agent, representative or nominee for an investor (a “Beneficial Owner”), the Subscriber has advised the Beneficial Owner, that (i) the Fund may enter into agreements with placement agents providing for a payment from the Subscriber to the particular placement agent and (ii) the Fund (or an affiliate thereof) may agree to pay a placement agent or a solicitor a one-time or ongoing fee based upon the amount of the subscription of the Subscriber introduced to the Fund by the agent.

(P)        It understands that no state or other governmental authority has made any finding or determination relating to the fairness or wisdom of an investment in the Fund.

3.         The Subscriber hereby acknowledges, understands, and agrees that the Shares are not registered for sale to the public under the Securities Act, or the laws of any state or other jurisdiction. The Subscriber understands that the Shares have not been registered under the Securities Act in reliance on an exemption thereunder for transactions not involving a public offering and will not be so registered. The Subscriber shall not permit any other person to have a beneficial interest in the Subscriber’s Shares, and the Subscriber shall not sell, assign, transfer, convey or encumber or otherwise dispose of all or any portion of the Subscriber’s Shares without the written consent of the Fund. The Subscriber agrees that its Shares will not be sold, transferred or otherwise disposed of except in accordance with the Prospectus and the Fund’s governing documents and in compliance with the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, unless an exemption from registration under the Securities Act or such state laws is available.

4.         The Subscriber hereby agrees to become a Fund shareholder on the terms and conditions set forth in this Subscription Agreement and the Fund’s governing documents. The Subscriber hereby ratifies, adopts, accepts, and agrees to be bound by all of the terms and provisions of this Subscription Agreement, the Prospectus, and the Fund’s governing documents with respect to the Shares purchased. Upon acceptance of this Subscription Agreement by the Fund, and by virtue of the Subscriber’s execution of this Subscription Agreement, shall become a shareholder of the Fund.

5.         The Subscriber is entering into this Subscription Agreement relying solely on the facts and terms set forth in this Subscription Agreement, the Prospectus and the Fund’s governing documents, all of which were received by the Subscriber prior to executing this Subscription Agreement. Neither the Fund, the Investment Manager, nor any other person or entity has made any representations of any kind or nature to induce the Subscriber to enter into this Subscription Agreement. The Subscriber is not relying on the Fund, the Investment Manager, or the Prospectus with respect to the individual or tax consequences associated with an investment in the Fund.

6.         The Subscriber represents that the information contained in this Subscription Agreement and additional documentation attached hereto is complete and accurate as of the date hereof and may be relied upon by the Fund. The Subscriber further represents that it will notify the Fund immediately of any material change in any of such information that may occur whether prior to the acceptance of the Subscriber’s subscription or at any time thereafter.

7.         The Subscriber understands that the Fund may require other documentation in addition to this Subscription Agreement or at any time change the minimum subscription requirements, and the Fund reserves the right to request such documentation or impose such minimums prior to deciding whether or not to accept this subscription.

8.         The Subscriber acknowledges and agrees that this subscription is (i) irrevocable by the Subscriber, unless and until rejected by the Fund, (ii) is not binding on the Fund until accepted by the Fund and may be accepted or rejected by the Fund in whole or in part in its sole discretion and (iii) will expire if not accepted by the Fund on or prior to 6 months from the date hereof.

9.         If this subscription is rejected or expires, the Fund shall as soon as practicable return any funds transferred by the Subscriber, without interest, at the expense and risk of the Subscriber, and this Subscription Agreement and any other documents delivered by the Subscriber may be destroyed by the Fund. The Fund and the Subscriber shall have no further obligation to each other hereunder.

10.       If the Subscriber is acting as an agent, representative, or nominee (a “Nominee”) for an individual or entity that will be the beneficial owner of the Shares (a “Beneficial Owner”), the Nominee understands and acknowledges that the representations, warranties, and agreements made in this Subscription Agreement are made by the Nominee with respect to the Beneficial Owner of the Shares subscribed for hereby. The Nominee represents and warrants that the Nominee has all requisite power and authority from said Beneficial Owner to execute and perform the obligations under this Subscription Agreement and the Fund’s governing documents and agrees to indemnify and hold harmless the Fund, the Investment Manager and their respective affiliates, associates, advisors, partners, managers, principals, employees, and agents of the Fund from and against any and all loss, liability, claim, damage, cost, and expense whatsoever (including, but not limited to, legal fees and expenses and any and all other costs and expenses whatsoever reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever) arising out of, or resulting from, or based upon, any misrepresentation or breach of warranty by the Subscriber under this Subscription Agreement or in any other document furnished by the Subscriber to the Fund in connection with the offer or sale of the Shares.

11.        This Subscription Agreement and the rights, powers, and duties set forth herein shall bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto.

12.        This Subscription Agreement and the Fund’s governing documents represent the entire agreement of the parties with respect to the subject matter hereof and may not be changed or terminated orally.

13.        No waiver by any party of any breach of any term of this Subscription Agreement shall be construed as a waiver of any subsequent breach of that term or of any other term of the same or of a different nature.

14.        This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action or proceeding arising, directly, indirectly, or otherwise in connection with, out of, related to or from this Subscription Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the State of Delaware and Kent County. Accordingly, the parties’ consent and submit to the jurisdiction of the state and federal courts located within the State of Delaware.

15.        The Subscriber understands that a misrepresentation or breach of any warranty or agreement made by the Subscriber in this Subscription Agreement could result in significant damages and expenses. To the maximum extent permitted by law, the Subscriber hereby agrees to indemnify, defend and hold harmless the Fund, the Investment Manager and the Administrator (including for this purpose each of their respective shareholders, partners, members, directors, managers, principals, officers, employees, agents and affiliates) from and against any loss, liability, damage, cost, or expense (including legal fees and expenses in the defense or settlement of any demands, claims, or lawsuits) actually and reasonably incurred and arising from the Subscriber’s misrepresentation or breach of any warranty or agreement in this Subscription Agreement.

16.        The representations, warranties, agreements, and indemnification obligations of the Subscriber contained in this Subscription Agreement (including any additional documentation provided by the Subscriber upon the request of the Fund or its agent) shall survive the execution hereof.

The name, address, and phone number of the Subscriber are as indicated in this Subscription Agreement, and the Subscriber understands and agrees that such information may be disclosed by the Fund if required by applicable law. The information referenced by this paragraph may be changed by the Subscriber upon the giving of not less than fourteen (14) calendar days’ written notice to the Fund at the address of the Fund set forth in the Prospectus.

AOG Institutional Fund - SUBSCRIPTION AGREEMENT